UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2018

CHARAH SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38523	82-4228671
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12601 Plantside Drive, Louisville, Kentucky	40299
(Address of principal executive offices)	(Zip Code)

(502) 245-1353

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On September 21, 2018, Charah Solutions, Inc. (the “Company”) entered into a credit agreement (the “Credit Agreement”) with Bank of America, N.A. (“Bank of America”), as administrative agent, swingline lender and letter of credit issuer, the other lenders party thereto and certain subsidiary guarantors named therein, providing for (i) a senior secured term loan facility (the “Term Facility”), maturing on September 21, 2023, providing for an initial loan in the aggregate principal amount of $205 million (the “Closing Date Term Loan”) and up to five additional loans, available from September 22, 2018 through March 21, 2020 (the “Delayed Draw Period”), in an aggregate amount not to exceed $25 million (the “Delayed Draw Term Loans”), and (ii) a five-year secured revolving credit facility with an aggregate maximum borrowing capacity of $50 million (the “Revolving Facility”), maturing on September 21, 2023. The borrowing capacity under the Revolving Facility includes up to $20 million available for the issuance of letters of credit and up to $10 million available for swingline loans. Subject to obtaining commitments from the lenders and satisfying other conditions specified in the Credit Agreement, the Company has the option under the Credit Agreement to increase the borrowing capacity under the Term Facility and/or the Revolving Facility by an additional $50 million in the aggregate. Subject to limited exceptions, borrowings under the Term Facility and the Revolving Facility are guaranteed by each of the Company’s subsidiaries and are secured by the personal property assets of the Company and such subsidiaries. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Credit Agreement.

The Closing Date Term Loan was fully drawn on September 21, 2018 and the proceeds were used by the Company to repay its outstanding indebtedness under its prior Term Loan Agreement dated October 25, 2017. The Company must repay the aggregate principal amount of the Closing Date Term Loan in quarterly principal installments, beginning December 31, 2018, equal to a percentage of the initial aggregate principal amount of the Closing Date Term Loan ranging from 1.25% at closing to 2.5% for fiscal quarters ending on or after December 31, 2022 (the “Amortization Percentage”). The Company must repay the aggregate principal amount of all Delayed Draw Term Loans, if any, in quarterly principal installments, beginning the first fiscal quarter after March 21, 2020, equal to the then-applicable Amortization Percentage of the aggregate principal amount of all Delayed Draw Term Loans made during the Delayed Draw Period. The aggregate principal amount of all borrowings under the Revolving Facility will be due on September 21, 2023. As of September 21, 2018, the Company had outstanding borrowings under the Term Facility of $205.0 million and outstanding borrowings under the Revolving Facility of $17.1 million.

Borrowings under the Credit Agreement bear interest at rates per annum determined by reference to, at the Company’s option, either a base rate (“Base Rate Borrowings”) or an adjusted LIBOR rate (“Eurodollar Rate Borrowings”), plus an applicable margin based on the Consolidated Net Leverage Ratio of the Company and its subsidiaries at the time of the borrowing. Base Rate Borrowings bear interest at (i) the highest of (a) the federal funds rate plus 0.50%, (b) the rate of interest publicly announced by Bank of America as its “prime rate” and (c) the LIBOR rate for deposits in US Dollars for a one-month interest period, plus 1.0%, plus (ii) an applicable margin of between 75 and 175 basis points. Eurodollar Rate Borrowings bear interest at (x) the LIBOR rate for deposits in US Dollars with a term equivalent to the interest period for such borrowing, plus (y) an applicable margin of between 175 and 275 basis points. At the current Consolidated Net Leverage Ratio of the Company and its subsidiaries, the applicable margins would be 150 basis points for Base Rate Borrowings and 250 basis points for Eurodollar Borrowings. Any amounts that are not paid by the Company when due under the Credit Agreement are subject to the application of default interest rates. The Company may from time to time borrow and prepay (without penalty or premium) amounts under the Credit Agreement and may reborrow amounts under the Revolving Facility, provided the Company complies with the notice and other requirements set forth in the Credit Agreement. The Company’s existing LIBOR interest rate cap, which provides a ceiling on three-month LIBOR at 2.50% for a notional amount of $150 million through March 2023, will remain in place.

In addition, the Company must pay (i) a quarterly commitment fee equal to an applicable margin of between 25 and 35 basis points, depending on the then-current Consolidated Net Leverage Ratio of the Company and its subsidiaries, multiplied by (a) the unused borrowing capacity under the Revolving Facility and (b) during the Delayed Draw Period, the unused borrowing capacity of the Delayed Draw Term Loans under the Term Facility, and (ii) a quarterly letter of credit fee equal to an applicable margin of between 130 and 210 basis points, depending on the then-current Consolidated Net Leverage Ratio of the Company and its subsidiaries, multiplied by the amount available to be drawn under all then-outstanding letters of credit, if any. At the current Consolidated Net Leverage Ratio of the Company and its subsidiaries, the applicable margins would be 35 basis points for calculation of the commitment fee and 190 basis points for calculation of the letter of credit fee.

The Credit Agreement contains customary representations, warranties and covenants for a transaction of this type, including (i) limitations on the ability of the Company and its subsidiaries to incur indebtedness, make or hold certain investments, make or incur any obligation to make any dividend, redemption, retirement or similar payment on account of the Company’s equity interests or issue or sell any such equity interests, make payments or prepayments with respect to subordinated debt, dispose of assets outside of the ordinary course of business and enter into certain merger or consolidation transactions and (ii) two financial covenants, requiring the Company and its subsidiaries to (a) maintain a Consolidated Net Leverage Ratio of 3.75 to 1.00 or lower (which maximum decreases periodically to a final maximum of 3.00 to 1.00 or lower from March 31, 2022 and thereafter) and (b) maintain at the end of each fiscal quarter a Consolidated Fixed Charge Coverage Ratio of 1.20 to 1.00 or lower.

The Credit Agreement contains customary events of default, including, among others: (i) non-payment of amounts due thereunder, (ii) the material inaccuracy of representations or warranties made thereunder, (iii) non-compliance with covenants thereunder, (iv) non-payment of amounts due under, or the acceleration of, other indebtedness of the Company or its subsidiaries having an aggregate principal amount greater than $15 million, (v) bankruptcy or insolvency events of the Company or its subsidiaries, (vi) entrance of final judgments against the Company or its subsidiaries in excess of $15 million, individually or in the aggregate, for which enforcement proceedings are commenced or for which no stay of enforcement is in effect for more than 10 consecutive days and (vii) a change of control of the Company (which includes any person or group other than Bernhard Capital Partners Management, LP, CEP Holdings, Inc. and any employee benefit plan of the Company becoming the beneficial owner of 20% or more of the Company’s outstanding equity interests). Upon the occurrence of an event of default under the Credit Agreement, the lenders may accelerate the maturity of the Company’s outstanding obligations thereunder.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement and all exhibits thereto, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Certain parties to the Credit Agreement and certain of their respective affiliates have performed in the past, and may from time to time perform in the future, banking, investment banking and/or other advisory services for the Company and its affiliates for which they have received, and/or will receive, customary fees and expenses.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this Item and included in Item 1.01 is incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description	Incorporated By Reference To

10.1	Credit Agreement, dated as of September 21, 2018, by and among the Company, certain of the Company’s subsidiaries, as guarantors, Bank of America, N.A., as administrative agent, swingline lender and letter of credit issuer and the other lenders party thereto.	Filed herewith.

99.1	Press Release, dated September 24, 2018.	Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHARAH SOLUTIONS, INC.

Date: September 25, 2018	By:	/s/ Bruce Kramer
Bruce Kramer Chief Financial Officer, Treasurer and Secretary